TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of March 10, 2014 by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Kimberly D. Vella (“Vella”). The Company and Vella are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Vella has given notice to the Company of her intent to voluntarily resign from serving as Senior Vice President and Chief People Officer of the Company;

WHEREAS, the Company and Vella hereby agree that the effective date of her resignation shall be March 2, 2014 (the “Effective Date”);

WHEREAS, the Company desires for Vella to be available to assist in the transition of her responsibilities as provided below; and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1
DUTIES AND RESPONSIBILITIES

1.1 Transition Assistance. From the date hereof until the Effective Date, Vella shall be available on a full-time basis to perform services to assist the Company in the transition of the responsibilities of her position as reasonably requested by the Company. During the Term of this Agreement, Vella agrees to be available as reasonably requested by the Company from time to time to assist in the orderly transition of her former duties and responsibilities with the Company; provided, however, that nothing in this Section 1.1 shall be deemed to prohibit Vella from accepting a full-time position with another employer. For purposes of Section 409A of the Code (as defined herein), Vella’s separation from service shall occur as of the Effective Date.

1.2 Compliance with Law and Standards. Vella shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Vella has knowledge.

1.3 Cooperation. Vella shall cooperate with the Company with respect to any claim and shall make herself available as a witness in any action, investigation or other proceeding before any court, government agency, arbitrator, or mediator, in which she may be called to appear by the Company, regarding any business, property, or operations of the Company or any of its affiliates or its subsidiaries, and shall truthfully testify in any such action, proceeding or deposition in which she also appears. Upon request by Vella and prior approval by the Company, the Company shall reimburse Vella for reasonable travel expenses incurred by Vella in connection with any such appearance in which Vella is so called to appear.

SECTION 2
COMPENSATION
2.1 Compensation
2.1.1 Base Salary. Until the Effective Date, Vella shall continue to receive her base salary that was in effect on January 1, 2014. Provided that Vella has delivered to the Company, and has not revoked during the seven day revocation period, the general release referenced in Section 3.2 hereof, from and after the Effective Date and during the Term, the Company shall make payments through the Company’s payroll system and less applicable withholdings to Vella in the aggregate amount of $390,000, payable in equal installments under our normal payroll practices, except that the first installment will be due no earlier than eight days after Vella has signed and returned this Transition Agreement. Later installments will be due on the regularly scheduled payroll dates until the full amount has been paid.
2.1.2 Lump Sum Transition Payment. Provided that Vella has delivered to the Company, and has not revoked during the seven day revocation period, the general release referenced in Section 3.3 hereof, Vella shall be entitled to receive a one-time, lump sum payment equal to $214,500 (which represents Vella’s target bonus for 2014) (the “Transition Payment”) payable on the earlier of (i) the date that the Company pays bonuses for fiscal 2014 to its executive officers or (ii) March 1, 2015.

2.1.3 COBRA. Vella will have the right to elect to continue her participation in the Company’s group health insurance plan coverage (including coverage for her two dependent children) under applicable COBRA regulations. If Vella elects such COBRA coverage, the Company will pay Vella’s COBRA premiums, capped at a period of twelve months from the Effective Date. For the avoidance of doubt, Vella shall be responsible for any state or federal income tax consequences of such reimbursements.

2.1.4 No Additional Compensation. Vella acknowledges that, except as expressly provided in Section 2.3 or otherwise in this Agreement, Vella will not receive nor is she entitled to any additional compensation, severance or benefits.

2.2 Benefits and Vacation. Vella shall be entitled to a lump sum payment in the first pay check after the Effective Date equal to four weeks of vacation. Vella shall be entitled to benefits under the Company’s current employee benefit programs in accordance with the terms of those programs until the Effective Date. Nothing in this Agreement shall require the Company to maintain any benefit plans or programs nor prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of Vella shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program. Vella will not be eligible for any employee benefit plans or programs after the Effective Date, subject to any rights Vella may have under COBRA.

2.3 Non-Disparagement. The Company agrees that, for a period of five years following the date hereof, the Company and the Company’s management shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of Vella. Similarly, Vella will not make any statement which disparages or is derogatory of the Company or the Company’s management during the same time period. In response to inquiries from any potential employers, the Company agrees to provide the following statement for a period of seven years after the date hereof: “Kim Vella voluntarily resigned from Tractor Supply Company effective March 2, 2014. Kim was a valued member of the senior executive team who made significant contributions to the Company. We appreciate her 17 years of service to the Company.”

SECTION 3
TERM AND TERMINATION
3.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall end on March 1, 2015, unless earlier terminated by Vella or by the Company for material breach of the terms of this Agreement (such date that the Term ends or is terminated, the “Termination Date”).

3.2 Release. In consideration of the Company’s willingness to enter into this Agreement and the payment of compensation for the Transition Services, Vella agrees to execute and deliver, on or within 7 days of the Effective Date, a general release in the form attached as Exhibit A.

SECTION 4
CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

4.1 Non-Competition, Non-Solicitation.

(a) Vella hereby covenants and agrees that during the Term of this Agreement Vella shall not, directly or indirectly own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch sector with more than five (5) stores or more than $15 million in annual revenues in the United States (each a “Competing Entity”);provided, that Vella may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity.

(b) Vella hereby covenants and agrees that during the Term of this Agreement Vella shall not directly or indirectly, induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries.

(c) The foregoing covenants and agreements of Vella are referred to herein as the “Restrictive Covenants.” Vella acknowledges that she has carefully read and considered the provisions of the Restrictive Covenants and, having done so, agrees that the restrictions set forth in this Section 4.1, including without limitation the time periods of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Vella further acknowledges that the Company would not have entered into this Agreement absent Vella’s agreement to the foregoing.

(d) In the event that, notwithstanding the foregoing, any of the provisions of this Section 4.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 4.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenants shall remain enforceable to the fullest extent deemed reasonable by such court.

4.2 Confidentiality and Non-Disclosure. In consideration of the rights granted to Vella hereunder, Vella hereby agrees that during the Term of this Agreement and for a period of three (3) years thereafter, she will hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The Parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.

SECTION 5
GENERAL PROVISIONS

5.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.

5.2 Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

5.3 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

5.4 Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof. The Parties agree that the Change in Control Agreement dated March 14, 2012, by and between the Company and Vella is hereby terminated and of no further force and effect.

5.5 Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Vella and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

5.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Vella shall not assign her rights, duties or obligations hereunder.

5.7 Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Vella at:            Kimberly D. Vella

To the Company at:        Tractor Supply Company
200 Powell Place
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile: (615) 440-4000

5.8 Withholding. All payments to Vella under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

5.9 Survival. The provisions of Sections, 4.1, 4.2 and Section 5.1 through 5.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

5.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.11 Section 409A. By accepting this Agreement, Vella hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Vella hereunder. Further, by the acceptance of this Agreement, Vella acknowledges that (i) Vella has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Vella hereunder, (ii) Vella retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Vella hereunder and (iii) the Company shall not indemnify or otherwise compensate Vella for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following Vella’s termination of employment shall be made unless Vella’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Vella is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon Vella’s separation from service to which Vella is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Vella prior to the earlier of (x) the expiration of the six-month period measured from the date of Vella’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Vella’s death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Vella, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Vella is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TRACTOR SUPPLY COMPANY

By: /s/ Gregory A. Sandfort
Name: Gregory A. Sandfort
Title: President and CEO

VELLA

/s/Kimberly D. Vella
Kimberly D. Vella

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of March 3, 2014, is made by and among Kimberly D. Vella (“Employee”) and Tractor Supply Company (the “Company”).
WHEREAS, the parties hereto entered into that certain Transition Agreement dated as of March 10, 2014 (the “Agreement”);
WHEREAS, Employee has resigned her employment with the Company effective March 2, 2014;
WHEREAS, pursuant to Section 3.3 of the Agreement, in consideration of the Company’s willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Employee that she executes and delivers this Release.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    Executive Release. Employee, ON BEHALF OF HERSELF, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HER CONTROL (TOGETHER, THE “EMPLOYEE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective affiliates, parent, subsidiaries, predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Section 409A of the Internal Revenue Code of 1986, as amended, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Employee’s employment by the Company or her services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survives termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, or (iii) in respect of Employee’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries. Employee, ON BEHALF OF HERSELF AND THE EMPLOYEE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within her control, will initiate any such proceeding on her or their behalf.
2.    Non-Disparagement. Employee agrees that, for a period of three (3) years following the date hereof, Employee shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers.
3.    Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that (a) she has been advised that she should consult with an attorney prior to executing this Release, (b) she has been given twenty-one (21) days within which to consider this Release before executing it and (c) she has been given at least seven (7) days following the execution of this Release to revoke this Release.
4.    Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. Employee acknowledges that, in consideration for the covenants and releases contained herein, she will receive benefits and payments described in the Agreement, and that she would not receive such benefits and payments without the execution of this Release.
5.    Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.    Specific Performance. If a court of competent jurisdiction determines that Employee has breached or failed to perform any part of this Release, Employee agrees that the Company will be entitled to seek injunctive relief to enforce this Release.
7.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set his hands, as of the day and year first above written.

/s/ Kimberly D. Vella
Kimberly D. Vella